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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement dated August 7, 1998 of ACE Limited on Form S-3 of our reports dated November 5, 1997, on our audits of the consolidated financial statements and financial statement schedules of ACE Limited as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which reports are incorporated by reference in or included in the Annual Report on Form 10-K of ACE Limited for the fiscal year ended September 30, 1997. We also consent to the reference to our firm under the caption "Experts."

                                          PricewaterhouseCoopers LLP

August 7, 1998
New York, New York